UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 3/23/2012

First Data Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 001-11073

Delaware	47-0731996
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

5565 Glenridge Connector, N.E.

Suite 2000

Atlanta, Georgia 30342

(Address of principal executive offices, including zip code)

(404) 890-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Definitive Material Agreement

1. 2012 Extension Agreement with Respect to Credit Agreement

On March 23, 2012, the 2012 Extension Amendment (the “Amendment Agreement”) that First Data Corporation (“First Data” or the “Company”) entered into on March 13, 2012, relating to its Credit Agreement, dated as of September 24, 2007, as amended and restated as of September 28, 2007, as further amended as of August 10, 2010 and March 24, 2011, respectively, among First Data, the several lenders from time to time parties thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent (the “Credit Agreement”), became effective. The Credit Agreement, as amended pursuant to the Amendment Agreement, is referred to herein as the fully “Amended Credit Agreement.”

Among other things, the Amendment Agreement:

(i) converts approximately $3.2 billion of the existing term loans maturing in 2014 (the “2014 Term Loans”) under the Company’s senior secured term credit facilities into a new dollar-denominated term loan tranche and a new euro-denominated term loan tranche, which will each mature on March 24, 2017 (collectively, the “2017 Term Loans”).

(ii) permits the Company to provide a loan extension request upon such shorter notice period as may be agreed by the administrative agent;

(iii) permits the deduction of fees and expenses related to any loan extensions from the net cash proceeds of any substantially concurrent debt offering related thereto that are being used to repay term loans under its senior secured credit facilities;

(iv) increases the Maximum Incremental Facilities Amount (as defined in the Amended Credit Agreement) by the amount of outstanding 2014 Term Loans, provided such increased amount may only be used for the incurrence of indebtedness the net cash proceeds of which are substantially concurrently used to prepay 2014 Term Loans;

(v) increases the Maximum Incremental Facilities Amount by the amount of any permanent reduction and/or termination of the revolving credit commitments after the effectiveness date of the Amendment Agreement;

(vi) permits voluntary prepayments of term loans to be directed to a class of Extended Term Loans (as defined in the Amended Credit Agreement) without requiring a prepayment of existing term loans from which such Extended Term Loans were converted; and

(vii) provides for an increase in the interest applicable to the 2017 Term Loans to a rate equal to, at the Company’s option, either (i) LIBOR for deposits in the applicable currency plus 500 basis points or (ii) with regard to dollar-denominated borrowings, a base rate plus 400 basis points.

In connection with the Amendment Agreement, First Data effected a prepayment of the outstanding 2017 Term Loans under the Amended Credit Agreement from the net cash proceeds of the issuance of its additional 7.375% Senior Secured Notes due 2019 in an amount equal to approximately $806.5 million.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment Agreement, filed as Exhibit 10.1 hereto and incorporated by reference herein.

2. First Supplemental Indenture with respect to 7.375% Senior Secured Notes due 2019

On March 23, 2012, First Data issued and sold $845,000,000 aggregate principal amount of additional 7.375% Senior Secured Notes due 2019 (the “additional notes”), which mature on June 15, 2019, pursuant to an indenture governing the 7.375% Senior Secured Notes due 2019 that were issued on April 13, 2011 (the “Existing 7.375% Notes”), by and among the Company, the guarantors party hereto and Wells Fargo Bank, National Association, as trustee (as supplemented by the First Supplemental Indenture, dated as of March 23, 2012, the “Indenture”).  The additional notes are expected to be treated as a single series with the Existing 7.375% Notes and will have the same terms as those of the Existing 7.375% Notes.  The additional notes and the Existing 7.375% Notes will vote as one class under the Indenture. The Company used the net proceeds from the issue and sale of the additional notes to repay existing 2017 Term Loan debt under its senior secured credit facilities.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

Exhibit No.

10.1

2012 Extension Agreement, dated as of March 13, 2012, among First Data Corporation, certain of its subsidiaries, certain of the lenders under the Credit Agreement, and Credit Suisse AG, Cayman Islands Branch, as administrative agent, including:

Exhibit A - Marked Pages of Credit Agreement

10.2

First Supplemental Indenture, dated as March 23, 2012, by and among the Company, the guarantors named therein and Wells Fargo Bank, National Association, as trustee, governing the additional 7.375% Senior Secured Notes due 2019.

10.3

Indenture, dated as of April 13, 2011, by and among the Company, the guarantors named therein and Wells Fargo Bank, National Association, as trustee, governing the 7.375% Senior Secured Notes due 2019 (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on April 13, 2011, and incorporated herein by reference)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Data Corporation

Date: March 26, 2012	By:	/s/ Stanley J. Andersen
Stanley J. Andersen
Vice President and Assistant Secretary